Filed Pursuant to Rule 424(b)(3) and 424(c)

Registration No. 333-147220

PROSPECTUS SUPPLEMENT DATED DECEMBER 20, 2007

(To Prospectus dated November 7, 2007)

$1,500,000,000

5.75% Convertible Senior Notes due 2012

This Prospectus Supplement No. 1 (“Prospectus Supplement No. 1”) supplements the prospectus dated November 7, 2007 (the “Prospectus”) relating to the resale by selling security holders of our 5.75% Convertible Senior Notes due 2012 and the common stock issuable upon conversion of the notes.

You should read this Prospectus Supplement No. 1 in conjunction with the Prospectus. This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This Prospectus Supplement No. 1 is qualified by reference to the Prospectus, except to the extent that the information provided by this Prospectus Supplement No. 1 supersedes information contained in the Prospectus.

Investing in our common stock involves risk. See the section entitled “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement No. 1 or the Prospectus. Any representation to the contrary is a criminal offence.

The date of this Prospectus Supplement No. 1 is December 20, 2007.

The section entitled “Selling Security Holders” in the Prospectus is superseded in its entirety with the following:

SELLING SECURITY HOLDERS

On August 9, 2007, we issued all of the notes to Lehman Brothers Inc. The initial purchaser then resold the notes to persons reasonably believed by the initial purchaser to be qualified institutional buyers in reliance on Rule 144A of the Securities Act. Based on representations made to us by the selling security holders, we believe that the selling security holders purchased the notes in the ordinary course of business and that at the time of the purchase of the notes, such selling security holders had no agreements or understandings, directly or indirectly with any person to distribute such securities. All of the notes were issued as “restricted securities” under the Securities Act. Selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the notes and shares of common stock issuable upon conversion of the notes.

The following table sets forth information, as of December 20, 2007, with respect to the selling security holders and the principal amounts of notes beneficially owned by each selling security holder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling security holders. The selling security holders may offer all, some or none of the notes or the common stock issuable upon conversion of the notes. The selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the notes. The percentage of common stock outstanding beneficially owned by each selling security holder is based on 605,486,837 shares of common stock outstanding on December 18, 2007. The number of shares of common stock issuable upon conversion of the notes offered hereby is based on a conversion price of $20.13 per share and a cash payment in lieu of any fractional share.

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby($)	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to the Offering(1)	Convertible Shares Offered Hereby(2)	Percentage of Common Stock Outstanding(3)
ACE Tempest Reinsurance Ltd.(8)	2,085,000	*	103,576	103,576	*
Acuity Master Fund(9)	1,300,000	*	64,580	64,580	*
ADI Alternative Investments(10)	3,750,000	*	186,289	186,289	*
ADI Alternative Investments c/o Casam ADI CB Arbitrage(10)	3,000,000	*	149,031	149,031	*
ADI Alternative Investments c/o Kallista Master Fund Limited(10)	8,000,000	*	397,416	397,416	*
Alexandra Global Master Fund Ltd.(11)	15,000,000	1.0%	745,156	745,156	*
Allstate Insurance Company(4)(6)	13,200,000	*	673,337	655,737	*
Arlington County Employees Retirement System(8)	1,415,000	*	70,293	70,293	*
CALAMOS Global Dynamic Income Fund(7)(12)	2,000,000	*	99,354	99,354	*
Canadian Imperial Holdings, Inc.(4)(13)	10,000,000	*	700,305	496,770	*
Canyon Capital Arbitrage Master Fund, Ltd.(4)(14)	3,500,000	*	173,869	173,869	*
Canyon Value Realization Fund, L.P.(4)(15)	1,450,000	*	72,031	72,031	*
Canyon Value Realization MAC 18, Ltd.(4)(14)	250,000	*	12,419	12,419	*

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby($)	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to the Offering(1)	Convertible Shares Offered Hereby(2)	Percentage of Common Stock Outstanding(3)
Capital Ventures International(16)	141,500,000	9.43%	7,029,309	7,029,309	1.15%
CBARB, a segregated account of Geode Capital Master Fund, Ltd.(17)	3,000,000	*	149,031	149,031	*
Chrysler Corporation Master Retirement Trust(8)	9,275,000	*	460,755	460,755	*
Citadel Equity Fund, Ltd.(4)(18)	150,000,000	10.0%	7,451,564	7,451,564	1.22%
Citigroup Global Markets Inc. (5)(6)(7)	20,550,000	1.37%	1,020,864	1,080,864	*
Credit Suisse Securities Europe Ltd.(5)(19)	7,250,000	*	360,158	360,158	*
Credit Suisse Securities (USA) LLC(5)(19)	32,000,000	2.13%	1,589,667	1,589,667	*
CSS, LLC(20)	5,500,000	*	273,224	273,224	*
Delaware Public Employees Retirement System(8)	5,150,000	*	255,837	255,837	*
Delta Air Lines Master Trust – CV(8)	1,360,000	*	67,560	67,560	*
Delta Pilots Disability & Survivorship Trust – CV (8)	1,100,000	*	54,644	54,644	*
Encore Fund, L.P.(21)	3,900,000	*	193,740	193,740	*
Forest Global Convertible Master Fund L.P.(22)	9,592,000	*	476,502	476,502	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio(22)	630,000	*	31,296	31,296	*
Fortissimo(21)	1,100,000	*	54,644	54,644	*
F.M. Kirby Foundation, Inc. (8)	1,565,000	*	77,744	77,744	*
Froley Revy Alternative Strategies(23)	250,000	*	12,419	12,419	*
GPC LX, LLC(24)	1,815,000	*	90,163	90,163	*
HFR CA Global Opportunity Master Trust(22)	3,709,000	*	184,252	184,252	*
HFR RVA Select Performance Master Trust(22)	1,020,000	*	50,670	50,670	*
Highbridge Convertible Arbitrage Master Fund LP(25)	3,200,000	*	158,966	158,966	*
Highbridge International LLC(25)	29,300,000	1.95%	1,455,538	1,455,538	*
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust(8)	890,000	*	44,212	44,212	*
International Truck & Engine Corporation Retiree Health Benefit Trust(8)	530,000	*	26,328	26,328	*
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust(8)	490,000	*	24,341	24,341	*
Jabcap Multi Strategy Master Fund Limited(26)	16,200,000	1.08%	958,669	804,769	*
Jefferies & Company, Inc.(5)(6)	2,000,000	*	99,354	99,354	*
J-Invest Ltd.(26)	3,800,000	*	224,872	188,772	*
KBC Financial Products USA Inc.(5)(6)	257,000	*	12,767	12,767	*
Lazard Asset Management(6)(27)	5,500,000	*	273,224	273,224	*
Lehman Brothers Inc.(5)(6)(7)	224,000,000	14.93%	11,127,670	11,127,670	1.80%

Name	Principal Amount of Notes Beneficially Owned and Offered Hereby($)	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to the Offering(1)	Convertible Shares Offered Hereby(2)	Percentage of Common Stock Outstanding(3)
LLT Limited(22)	1,419,000	*	70,491	70,491	*
Lyxor/Acuity Fund Ltd.(6)(7)	1,300,000	*	64,580	64,580	*
Lyxor/Canyon Capital Arbitrage Fund, Ltd.(4)(14)	1,000,000	*	49,677	49,677	*
Lyxor/Forest Fund Limited(22)	16,630,000	1.11%	826,130	826,130	*
Microsoft Capital Group, L.P. (8)	915,000	*	45,454	45,454	*
National Railroad Retirement Investment Trust(8)	4,910,000	*	243,914	243,914	*
Nuveen Multi-Strategy Income & Growth Fund(21)	1,000,000	*	49,677	49,677	*
Nuveen Multi-Strategy Income & Growth Fund #2(21)	1,400,000	*	69,547	69,547	*
OCM Convertible Trust(8)	2,880,000	*	143,070	143,070	*
OCM Global Convertible Securities Fund(8)	650,000	*	32,290	32,290	*
Qwest Occupational Health Trust(8)	625,000	*	31,048	31,048	*
Qwest Pension Trust(8)	5,115,000	*	254,098	254,098	*
Satellite Convertible Arbitrage Master Fund LLC(28)	7,500,000	*	372,578	372,578	*
Tempo Master Fund L.P.(29)	25,000,000	1.67%	1,241,927	1,241,927	*
The Canyon Value Realization Fund (Cayman), Ltd.(4)(14)	3,800,000	*	188,772	188,772	*
The Royal Bank of Scotland plc(30)	12,500,000	*	620,963	620,963	*
The Travelers Indemnity Company(8)	4,140,000	*	205,663	205,663	*
Trust for the Defined Benefit Plans of ICI American Holdings, Inc. (8)	760,000	*	37,754	37,754	*
UnumProvident Corporation(8)	1,505,000	*	74,764	74,764	*
Vanguard Convertible Securities Fund, Inc. (8)	14,955,000	1.0%	742,921	742,921	*
Vicis Capital Master Fund(31)	10,000,000	*	496,770	496,770	*
Virginia Retirement System(8)	9,185,000	*	456,284	456,284	*
Wachovia Capital Markets LLC(5)(6)(7)	16,500,000	1.1%	819,672	819,672	*
Wolverine Convertible Arbitrage Funds Trading Limited(32)	30,183,000	2.01%	1,499,403	1,499,403	*
Any other holder of notes or future transferee, pledge, donee or successor of any holder(33)	623,513,000	41.6%	31,390,419	30,979,284	5.1%
Total(34)	1,500,000,000	100%	74,926,783	74,515,648	12.3%

*	Less than one percent of the notes or common stock outstanding, as applicable.

(1)	Includes shares of common stock issuable upon conversion of the notes, assuming conversion of all of the holder’s notes into shares of common stock at a conversion price of $20.13 per share and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under “Description of Notes—Conversion Rights” in the Prospectus.

(2)

Consists of shares of common stock issuable upon conversion of the notes, assuming conversion of all of the holder’s notes into shares of common stock at a conversion price of $20.13 per share and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under “Description of Notes—Conversion Rights” in the Prospectus.

(3)	Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act using 605,486,837 shares of common stock outstanding on December 18, 2007. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

(4)	Selling security holder is an affiliate of a broker-dealer.

(5)	Selling security holder is a registered broker-dealer and may be deemed to be an underwriter.

(6)	Selling security holder is a publicly held entity or a subsidiary of a publicly held entity.

(7)	Selling security holder is an investment company, or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended.

(8)	Oaktree Capital Management L.P. (“Oaktree”) is the investment manager of ACE Tempest Reinsurance Ltd., Arlington County Employees Retirement System, Chrysler Corporation Master Retirement Trust, Delaware Public Employees Retirement System, Delta Air Lines Master Trust – CV, Delta Pilots Disability & Survivorship Trust – CV, F.M. Kirby Foundation, Inc., International Truck & Engine Corporation Non-Contributory Retirement Plan Trust, International Truck & Engine Corporation Retiree Health Benefit Trust, International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust, Microsoft Capital Group, L.P., National Railroad Retirement Investment Trust, OCM Convertible Trust, OCM Global Convertible Securities Fund, Qwest Occupational Health Trust, Qwest Pension Trust, The Travelers Indemnity Company, Trust for the Defined Benefit Plans of ICI American Holdings, Inc., UnumProvident Corporation, Vanguard Convertible Securities Fund, Inc. and Virginia Retirement System (collectively, the “Oaktree Selling Security Holders”) and has the power to direct the voting or disposition of the securities held by the Oaktree Selling Security Holders. Laurence Keele is a principal of Oaktree and is the portfolio manager for the Oaktree Selling Security Holders. Mr. Keele, Oaktree and all employees and members of Oaktree disclaim beneficial ownership of the securities held by the Oaktree Selling Security Holders, except for their pecuniary interest therein.

(9)	David Hams and Howard Needle have the power to direct the voting or disposition of the securities held by Acuity Master Fund.

(10)	David Hugon and Olivier Blanchard have the have the power to direct the voting or disposition of the securities held by ADI Alternative Investments. Christelle Kavanagh and Helene Piquion have the power to direct the voting or disposition of the securities held by ADI Alternative Investments c/o Casam ADI CB Arbitrage and ADI Alternative Investments c/o Kallista Master Fund Limited.

(11)	Mikhail FIlimonov has the power to direct the voting or disposition of the securities held by Alexandra Global Master Fund Ltd.

(12)	Nick Calamos CIO and Calamos Advisors LLC have the power to direct the voting or disposition of the securities held by CALAMOS Global Dynamic Income Fund.

(13)	Joseph Venn, Sybi Czeneszew and Andrew Henry have the power to direct the voting or disposition of the securities held by Canadian Imperial Holdings, Inc.

(14)	Canyon Capital Advisors LLC is the investment advisor for Canyon Capital Arbitrage Master Fund, Ltd., Canyon Value Realization MAC 18, Ltd., Lyxor/Canyon Capital Arbitrage Fund Ltd. and The Canyon Value Realization Fund (Cayman), Ltd., and has the power to direct investments by Canyon Capital Arbitrage Master Fund, Ltd., Canyon Value Realization MAC 18, Ltd., Lyxor/Canyon Capital Arbitrage Fund Ltd. and The Canyon Value Realization Fund (Cayman), Ltd. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner. Canyon Capital Arbitrage Master Fund, Ltd. and Canyon Value Realization MAC 18, Ltd. are Cayman Islands Exempted companies.

(15)	The general partners for Canyon Value Realization Fund, L.P. are Canpartners Investments III, L.P. Canyon Capital Advisors LLC is the general partner of Canpartners Investments III. The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(16)	Michael Ferry has the power to direct the voting or disposition of the securities held by Capital Ventures International.

(17)	CBARB, a segregated account of Geode Capital Master Fund Ltd. is an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda. Phil Dumas and Bob Min have the power to direct the voting or disposition of the securities held by CBARB.

(18)

Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, LLC (“CIG”)

controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(19)	Gerry Murtough has the power to direct the voting or disposition of the securities held by Credit Suisse Securities Europe Ltd. and Jeff Andreski has the power to direct the voting or disposition of the securities held by Credit Suisse Securities (USA) LLC.

(20)	Nicholas D. Schoewe and Clayton A. Struve have the power to direct the voting or disposition of the securities held by CSS, LLC.

(21)	Eric White has the power to direct the voting or disposition of the securities held by Encore Fund, L.P., Fortissimo, Nuveen Multi-Strategy Income & Growth Fund and Nuveen Multi-Strategy Income & Growth Fund #2.

(22)	Forest Investment Management L.P. (“Forest”) has sole voting control and shared investment control of LLT Limited and exercises voting and/or dispositive power over the securities owned by Forest Global Convertible Master Fund L.P., Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio, HFR CA Global Opportunity Master Trust, HFR RVA Select Performance Master Trust and Lyxor/Forest Fund Limited. Forest is wholly owned by Forest Partners II, L.P., the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(23)	Ann Houlihan has the power to direct the voting or disposition of the securities held by Froley Revy Alternative Strategies.

(24)	The limited liability company manager of GPC LX, LLC is Guggenheim Advisors, LLC (“GA”). The investment manager of GPC LX, LLC is Wolverine Asset Management, LLC GPC (“WAM”). Christopher Gust is the portfolio manager that oversees the investment of the assets of GPC LX, LLC on behalf of WAM. Each of GA, WAM and Mr. Gust disclaims beneficial ownership of the securities.

(25)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. and Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Master Fund, L.P. and Highbridge International LLC. Each of Highbridge Capital Management, LLC, Highbridge International LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.

(26)	Philippe Jabre has the power to direct the voting or disposition of the securities held by Jabcap Multi Strategy Master Fund Limited and J-Invest Ltd.

(27)	Andrew Kabala, Sean Reynolds and Kendrick Wakeman have the power to direct the voting or disposition of the securities held by Lazard Asset Management.

(28)	The discretionary investment manager of Satellite Convertible Arbitrage Master Fund LLC is Satellite Asset Management, L.P. (“SAM”). The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). The managing members of SFM are Lief Rosenblatt, Mark Sonnino & Gabe Nechamkin. SAM, SFM and each named individual disclaims beneficial ownership of the securities held by Satellite Convertible Arbitrage Master Fund LLC.

(29)	John David Rogers has the power to direct the voting or disposition of the securities held by Tempo Master Fund L.P.

(30)	Michael Cacousis and Robert Barron have the power to direct the voting or disposition of the securities held by The Royal Bank of Scotland plc.

(31)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. Shad Stastory, Sky Lucas, John Succo control Vicis Capital LLC equally but disclaim individual ownership of the securities held by Vici Capital Master Fund.

(32)	Christopher Gust, James Harness, Andrew Sujdak and Robert Bellick have the power to direct the voting or disposition of the securities held by Wolverine Convertible Arbitrage Funds Trading Limited.

(33)

Additional selling security holders not named in this prospectus will be not be able to use this prospectus for resales until they are named in the selling security holder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling security holders will not be able to use this prospectus for resales until they are named in the selling security holder table by prospectus supplement or post-effective amendment. We will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

(34)	The maximum principal amount of notes that may be sold under this prospectus will not exceed $1,500,000,000.

To the extent that any of the selling security holders identified above are broker-dealers, they may be deemed to be, under interpretations of the Staff of the Securities and Exchange Commission, “underwriters” within the meaning of the Securities Act. With respect to selling security holders that are affiliates of broker-dealers, they have represented to us that such entities acquired their notes in the ordinary course of business and at the time of the purchase of their notes such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute those notes.

To the extent that we determine that such entities did not acquire their notes in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

Information concerning other selling security holders will be set forth in prospectus supplements or post-effective amendments from time to time, if and as required. Information concerning the security holders may change from time to time and any changed information will be set forth in post-effective amendments or prospectus supplements if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.